Exhibit 21.1

Vrio Corp. List of Subsidiaries

Legal Entity Name	Place of Incorporation/ Formation
ACOM Comunicações Ltda.	Brazil
ACOM TV Ltda.	Brazil
Alpha Tel Holdings Ltd	Cayman Islands
Alpha Tel S.A.	Argentina
Bahiasat Comunicações Ltda.	Brazil
California Broadcast Center LLC	Delaware
DIRECNET S.A.C.	Peru
DIRECTV (Barbados) Ltd.	Barbados
DIRECTV Argentina S.A.	Argentina
DIRECTV Bolivia S.R.L.	Bolivia
DIRECTV Caribe Ltd	St. Lucia
DIRECTV Chile Televisión Ltda. (D/B/A: “DIRECTV Chile Ltda.”)	Chile
DIRECTV Chile, LLC	Delaware
DIRECTV Colombia Ltda.	Colombia
DIRECTV Curaçao N.V.	Curacao
DIRECTV de Paraguay S.R.L.	Paraguay
DIRECTV de Uruguay Ltda.	Uruguay
DIRECTV DTH Investment Ltd.	Cayman Islands
DIRECTV Ecuador C. Ltda.	Ecuador
DIRECTV Latin America, LLC	Delaware
DIRECTV Mexico Holdings LLC	Delaware
DIRECTV Peru S.R.L.	Peru
DIRECTV Trinidad Limited	Trinidad & Tobago
DS Technology, LLC	Delaware
DTH Ecuador C. Ltda.	Peru
DTVLA B.V.	Netherlands
DTVLA Coöperatief U.A.	Netherlands
DTVLA Holdings, S.L.	Spain
Galaxy Entertainment de Venezuela, C.A.	Venezuela
Galaxy Latin America Investments, LLC	Delaware
Galaxy Latin America Venezuela S.R.L.	Venezuela
GLA Brasil Ltda.	Brazil
Grupo Galaxy Mexicana, S.R.L. de C.V.	Mexico
Latin American Sports, LLC	Delaware
MMDS Bahia, Ltda.	Brazil
Partel Participações Ltda.	Brazil
Servicios Galaxy Sat III R, C.A.	Venezuela
Sky Serviços de Banda Larga Ltda. (D/B/A: “SKY Brasil”)	Brazil
SurFin LLC	Delaware
T2Green Equipos S.R.L	Argentina
T2Green Golf S.R.L.	Argentina
Telecenter Panamerica Ltda.	Colombia
Torneos y Competencias S.A.	Argentina
White Holding Mexico S. de R.L. de C.V.	Mexico
White Holding B.V.	Netherlands